Exhibit 99

OMI Corporation Announces Construction of Additional Vessel and Time
Charters

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 13, 2003--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that (1) it has exercised an option to have a sixth 37,000 dwt ice class 1A product carrier constructed for it by Hyundai Mipo Dockyard Co., Ltd in Ulsan, Korea; (2) it has entered into time charters for the fifth and sixth of the 37,000 dwt product carriers with the Handytankers KS pool operated by an affiliate of A.P. Moller of Copenhagen for five years from the deliveries in 2005; both of the charters have a base rate and profit sharing on earnings above the base rate. Five of the six vessels now on order have five year time charters with a base rate and profit sharing; (3) the time charters on the vessels RHONE and SEINE with a subsidiary of Total, the French oil major, have been extended for an additional year to April and July 2005, respectively, at a fixed rate for the additional year.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer stated, "The Maersk handysize pool is a top echelon commercial operator of product carriers and we are excited with our direct relationship with them. This gives us two superior charterers with whom we have profit sharing time charters. The additional charters and the extensions of existing charters have increased both our secure revenue base with revenues now into 2010 and our upside from numerous time charters with profit sharing."
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 40 vessels, primarily Suezmaxes and product carriers, aggregating in excess of 3.1 million deadweight tons. Two product carriers are under contract to be sold. The Company currently has 22 of its vessels on time charter. OMI has on order six 37,000 dwt ice class 1A product carriers scheduled to be delivered in 2004 and 2005, five of which will commence five year time charters at the time of delivery.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789